INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of this 31st day of March, 2021, by and between Aspiriant Risk-Managed Real Asset Fund, a Delaware statutory trust (the “Fund”), and Aspiriant LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Investment Manager is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment advisor and engages in the business of acting as an investment advisor;

WHEREAS, the Fund and the Investment Manager desire to enter into an agreement to provide for investment Management services to the Fund upon the terms and conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Appointment of Investment Manager.

The Fund appoints the Investment Manager to act as manager and investment advisor to the Fund for the period and on the terms herein set forth. The Investment Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Duties of the Investment Manager.

Subject to the overall supervision and review of the Board of Trustees of the Fund (“Board”), the Investment Manager will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund, consistent with the investment objective and policies of the Fund. The Investment Manager will determine from time to time what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund and what portion of the Fund’s assets shall be held uninvested as cash or in other liquid assets, subject always to the provisions of the Fund’s Declaration of Trust, Bylaws, and its registration statement under the 1940 Act and under the Securities Act of 1933 covering the Fund’s shares, as filed with the Securities and Exchange Commission (the “Commission”), as any of the same may be amended from time to time, and to the investment objectives of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board may from time to time establish. To carry out such determinations, the Investment Manager will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Without limiting the generality of the foregoing, the Investment Manager shall, during the term and subject to the provisions of this Agreement, continuously review, supervise and (where appropriate) administer the investment program of the Fund, to (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Fund; (iii) perform due diligence on prospective portfolio companies; (iv) close and monitor the Fund’s investments; (v) provide the Fund with such other investment management, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds.

3.	Administrative Duties of the Investment Manager.

The Investment Manager agrees to furnish office facilities and clerical and administrative services necessary to the operation of the Fund (other than services provided by the Fund’s custodian, accounting agent, administrator, dividend and interest paying agent and other service providers). The Investment Manager is authorized to conduct relations with custodians, depositaries, underwriters, brokers, dealers, placement agents, banks, insurers, accountants, attorneys, pricing agents, and other persons as may be deemed necessary or desirable. To the extent requested by the Fund, the Investment Manager shall (i) oversee the performance of, and payment of the fees to, the Fund’s service providers, and make such reports and recommendations to the Board concerning such matters as the parties deem desirable; (ii) respond to inquiries and otherwise assist such service providers in the preparation and filing of regulatory reports, proxy statements, shareholder communications and the preparation of Board materials and reports; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board; and (iv) supervise any other aspect of the Fund’s administration as may be agreed upon by the Fund and the Investment Manager. The Fund shall reimburse the Investment Manager or its affiliates for all out-of-pocket expenses incurred in providing the services set forth in this Section 3. To the extent the Investment Manager expects to provide services that this paragraph anticipates will be provided by a separate service provider, the Investment Manager may propose to the Board a separate Administrative Agreement pursuant to which one or more of such services is provided by, and separate compensation is paid to, the Investment Manager.

4.	Delegation of Responsibilities.

The Investment Manager is authorized to delegate any or all of its rights, duties and obligations under this Agreement to one or more sub-advisors, and may enter into agreements with sub-advisors, and may replace any such sub-advisors from time to time in its discretion, in accordance with the 1940 Act, the Advisers Act, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the Commission, and if applicable, exemptive orders or similar relief granted by the Commission, and upon receipt of approval of such sub-advisors by the Board and by shareholders of the Fund (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or similar relief).

5.	Independent Contractors.

The Investment Manager and any sub-advisors shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund.

6.	Compliance with Applicable Requirements.

In carrying out its obligations under this Agreement, the Investment Manager shall at all times conform to:

a.	all applicable provisions of the 1940 Act and the Advisers Act and any applicable rules and regulations adopted thereunder;

b.	the provisions of the registration statement of the Fund, as the same may be amended from time to time under the 1940 Act, including without limitation, the investment objectives set forth therein;

c.	the provisions of the Fund’s Declaration of Trust, as the same may be amended from time to time;

d.	the provisions of the Bylaws of the Fund, as the same may be amended from time to time;

e.	all policies, procedures and directives adopted by the Board; and

f.	any other applicable provisions of state, federal or foreign law.

7.	Policies and Procedures.

The Investment Manager has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal securities laws by the Investment Manager. The Investment Manager shall provide the Fund, at such times as the Fund shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail as may reasonably be required to comply with Rule 38a-1 under the 1940 Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

8.	Brokerage.

The Investment Manager is responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Investment Manager’s primary consideration in effecting a security transaction will be to obtain the best execution. In selecting a broker-dealer to execute a particular transaction, the Investment Manager will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the execution services offered.

Subject to such policies as the Board may from time to time determine, the Investment Manager shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager an amount of commission for effecting a Fund investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and to other clients of the Investment Manager as to which the Investment Manager exercises investment discretion. The Investment Manager is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers and dealers who also provide research or statistical material or other services to the Fund, the Investment Manager or to any sub-advisor. Such allocation shall be in such amounts and proportions as the Investment Manager shall determine and the Investment Manager will report on such allocations regularly to the Board indicating the brokers to whom such allocations have been made and the basis therefor.

9.	Books and Records.

The Investment Manager will maintain, or cause to be maintained, complete and accurate records in respect of all transactions relating to the Fund’s portfolio. The Investment Manager will keep or will cause to be kept records in respect of all such portfolio transactions executed on behalf of the Fund. To the extent permitted by applicable law, the Investment Manager shall provide such access to its books and records relating to the Fund as the Fund may reasonably request. The Investment Manager shall have access at all reasonable times to books and records maintained for the Fund to the extent necessary for the Investment Manager to comply with all applicable securities or other laws to which it is subject, and further provided that the Fund shall produce copies of such records and books whenever reasonably required to do so by the Investment Manager for the purpose of legal proceedings or dealings with any governmental or regulatory authorities or for its internal compliance procedures.

10.	Compensation.

In consideration of the advisory and other services provided by the Investment Manager to the Fund, the Fund shall pay the Investment Manager a quarterly fee equal to 0.50% on an annualized basis of the Fund’s net assets as of each quarter-end (the “Investment Management Fee”). The Investment Management Fee will be paid to the Investment Manager before giving effect to any repurchase of Shares in the Fund effective as of that date. Net assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund; provided that for purposes of determining the Investment Management Fee payable to the Investment Manager for any quarter, net assets will be calculated prior to any reduction for any fees and expenses of the Fund for that quarter, including, without limitation, the Investment Management Fee payable to the Investment Manager for that quarter.

Such compensation shall be calculated and paid quarterly within five (5) days of the end of each calendar quarter,

In case of initiation or termination of the Agreement during any quarter, the fee for that quarter shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect and the fee shall be computed upon the basis of the average net assets for the business days the Agreement is so in effect for that quarter.

The Investment Manager may, from time to time, waive or defer all or any part of the compensation described in this Section 10. The parties do hereby expressly authorize and instruct the Fund’s administrator, or its successors, to calculate the fee payable hereunder and to remit all payments specified herein to the Investment Manager. The value of the Fund’s assets shall be computed in accordance with the Declaration of Trust or any applicable policies and determinations of the Board.

11.	Expenses of the Investment Manager.

The compensation and allocable routine overhead expenses of all investment professionals of the Investment Manager and its staff, when and to the extent engaged in providing investment management services required to be provided by the Investment Manager under Section 2 hereof, will be provided and paid for by the Investment Manager and not by the Fund. It is understood that the Fund will pay all expenses other than those expressly stated to be payable by the Investment Manager hereunder, which expenses payable by the Fund shall include, without limitation the following, if applicable:

(i)           other than as set forth in the first sentence of this Section 11 above, expenses of maintaining the Fund and continuing its existence and related overhead, including, to the extent such services are provided by personnel of the Investment Manager or its affiliates, office space and facilities, training and benefits,

(ii)          commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments including placement and similar fees in connection with direct placements entered into on behalf of the Fund,

(iii)         auditing, accounting, tax and legal service expenses,

(iv)         taxes and interest,

(v)          governmental fees,

(vi)         expenses of listing shares of the Fund with a stock exchange and expenses of issue, sale, repurchase and redemption (if any) of securities of the Fund,

(vii)        expenses of registering and qualifying the Fund and its securities under federal and state securities laws and of preparing and filing registration statements and amendments for such purposes,

(viii)       expenses of communicating with shareholders, including website expenses and the expenses of preparing, printing, and mailing press releases, reports and other notices to shareholders and of meetings of shareholders and proxy solicitations therefor,

(ix)         expenses of reports to governmental officers and commissions,

(x)          insurance expenses,

(xi)         association membership dues,

(xii)        fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values),

(xiii)       fees, expenses and disbursements of transfer agents, dividend and interest paying agents, shareholder servicing agents, registrars and administrator for all services to the Fund,

(xiv)       compensation and expenses of trustees of the Fund who are not members of the Investment Manager’s organization,

(xv)        pricing, valuation, and other consulting or analytical services employed in considering and valuing the actual or prospective investments of the Fund,

(xvi)       all expenses incurred in leveraging of the Fund’s assets through a line of credit or other indebtedness or issuing and maintaining notes or preferred shares,

(xvii)     all expenses incurred in connection with the organization of the Fund and any offering of the Fund’s securities, including, without limitation, common shares and preferred and debt securities,

(xviii)   such non-recurring items as may arise, including expenses incurred in litigation, proceedings and claims and the obligation of the Fund to indemnify its trustees, officers and shareholders with respect thereto, and

(xix)       subject to applicable law, including approval of a written sub-advisory agreement, the Fund will compensate the Fund’s sub-adviser(s), for the performance of sub-advisory services to the Fund, as may be agreed upon between the Fund, the Investment Manager and sub-adviser(s) from time to time.

12.	Covenants of the Investment Manager.

The Investment Manager covenants that it is registered as an investment adviser under the Advisers Act. The Investment Manager agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

13.	Non-Exclusivity.

The Fund understands that the persons employed by the Investment Manager to assist in the performance of the Investment Manager’s duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Investment Manager or any affiliate of the Investment Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, so long as the Investment Manager’s services to the Fund are not impaired by the provision of such services to others. The Fund further understands and agrees that managers of the Investment Manager may serve as officers or trustees of the Fund, and that officers or trustees of the Fund may serve as managers of the Investment Manager to the extent permitted by law; and that the managers of the Investment Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or trustees of any other firm or company, including other investment management companies.

14.	Consent to the Use of Name.

The Investment Manager hereby consents to the royalty free use by the Fund of the name “Aspiriant” as part of the Fund’s name and consents to the royalty free use of the related “Aspiriant” logo; provided, however, that such consents shall be conditioned upon the employment of the Investment Manager or one of its approved affiliates as the investment manager of the Fund. The name “Aspiriant” and the related “Aspiriant” logo or any variation thereof may be used from time to time in other connections and for other purposes by the Investment Manager and its affiliates and other investment companies that have obtained consent to the use of the name “Aspiriant”. The Investment Manager shall have the right to require the Fund to cease using the name “Aspiriant” as part of the Fund’s name and the related “Aspiriant” logo if the Fund ceases, for any reason, to employ the Investment Manager or one of its approved affiliates as the Fund’s investment manager. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Investment Manager, shall be the property of the Investment Manager and shall be subject to the same terms and conditions.

15.	Effective Date, Term and Approval.

This Agreement shall become effective with respect to the Fund, as of the close of the initial public offering of common shares of the Fund, or such later date as shareholder approval of this agreement is obtained. This Agreement shall continue in force and effect for two years from such effective date, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

a.	(i) by the Board or (ii) by the vote of “a majority of the outstanding voting securities” of the Fund (as defined in Section 2(a)(42) of the 1940 Act); and

b.	by the affirmative vote of a majority of the trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as trustees of the Fund), by votes cast in person at a meeting specifically called for such purpose.

16.	Termination.

This Agreement may be terminated by the Fund at any time, without the payment of any penalty by the Fund, by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, on no more than sixty (60) days’ written notice to the Investment Manager. This Agreement may be terminated by the Investment Manager at any time, without the payment of any penalty by the Investment Manager, on no less than sixty (60) days’ written notice to the Fund. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act. Upon termination pursuant to this Section 16, the Investment Manager, at the Fund’s request, must deliver all copies of books and records maintained in accordance with this Agreement and applicable law.

17.	Amendment.

No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought. No amendment to Section 10 or Section 11 of this Agreement shall be effective unless it is approved by the vote of a majority of the outstanding voting securities of the Fund.

18.	Liability of Investment Manager.

The Investment Manager will not be liable in any way for any default, failure or defect in any of the securities comprising the Fund’s portfolio if it has satisfied the duties and the standard of care, diligence and skill set forth in this Agreement. However, the Investment Manager shall be liable to the Fund for any loss, damage, claim, cost, charge, expense or liability resulting from the Investment Manager’s willful misconduct, bad faith or gross negligence or disregard by the Investment Manager of the Investment Manager’s duties or standard of care, diligence and skill set forth in this Agreement or a material breach or default of the Investment Manager's obligations under this Agreement.

19.	Notices.

Any notices under this Agreement shall be in writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund and that of the Investment Manager shall be 111 E. Kilbourn Avenue, Suite 1700, Milwaukee, WI 53202.

20.	Questions of Interpretation.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) and the courts of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

ASPIRIANT RISK-MANAGED REAL ASSET FUND

By:	/s/ Marc Castellani
Name:	Marc Castellani
Title:	President

ASPIRIANT LLC

By:	/s/ John Allen
Name:	John Allen
Title:	Chief Investment Officer